Exhibit 99.2

FOR IMMEDIATE RELEASE

Optical Communication Products Announces Management
Changes and Promotions

WOODLAND HILLS, CA – December 14, 2006 – Optical Communication Products, Inc. (NASDAQ GMS: OCPI), a leading manufacturer of fiber optic components, today announced the resignations of Company founders Dr. Muoi Van Tran and Susie L. Nemeti effective December 31, 2006.

Dr. Tran, Chairman and Chief Technology Officer, was appointed to his current position in July 2006 and has been a Director of the Board since 1992. Dr. Tran served as OCP's President from September 1994 to July 2006, and Chief Executive Officer from March 1999 to July 2006. Senior Vice President of Corporate Development Susie Nemeti was appointed to her current position in May 2006. Ms. Nemeti served as OCP's Chief Financial Officer since the Company’s inception. Dr. Tran will continue to serve as Chairman of the Board of Directors, and both Dr. Tran and Ms. Nemeti will be available to assist in consulting roles as the Company executes its operational transition during fiscal 2007. Mohammad Ghorbanali, Chief Operating Officer and a co-founder of the Company, departed from OCP in October and also continues to provide certain consulting services.

President and Chief Executive Officer Philip F. Otto stated, “We wish to express our deep gratitude to Dr. Tran, Ms. Nemeti and Mr. Ghorbanali for their innumerable contributions over the years and instrumental involvement in building OCP to what it is today. On behalf of the Board, we wish them every success in their future endeavors.”

OCP also announced the promotions of David Jenkins, Ph.D. to Vice President and Managing Director, Europe and Middle East, and Terry Basehore to Vice President of Sales, North America.

Dr. Jenkins joined OCP in July 2000 as Managing Director of European Operations. Dr. Jenkins has over 25 years of experience in the field of fiber optics and has held senior positions with leading fiber optic equipment manufacturers including Agilent Technologies and Hewlett Packard. He earned his Ph.D. in electron microscopy from Oxford University.

Prior to joining OCP in 2003, Mr. Basehore served as the President and General Manager of Gould Fiber Optics. In addition, Mr. Basehore held a number of sales and marketing positions at AMP Incorporated, including the role of Director of U.S. Field Sales.

– more –

Optical Communication Products, Inc.

December 14, 2006

The Company also summarized previously announced management changes that occurred during fiscal 2006:

▪	Philip F. Otto was appointed President and Chief Executive Officer in July, bringing extensive fiber optics knowledge and broad experience in the telecommunications industry to his leadership role;
▪	Frederic T. Boyer was named Senior Vice President and Chief Financial Officer in August, bringing a seasoned background in financial management for several publicly-traded companies;
▪	Dr. Liew-Chuang Chiu, OCP's Director of Manufacturing who joined the Company in 2005, was promoted to Vice President of Worldwide Manufacturing;
▪	Dr. Jacob Tarn, CEO of OCP’s GigaComm acquisition in Taiwan, has assumed responsibility as General Manager of OCP Asia; and
▪	In accordance with the Company's bylaws, the Board of Directors increased the authorized number of directors from seven to eight and appointed Mr. Otto to the Board.

“OCP has undergone a series of pivotal management changes over the past nine months,” Otto continued, “and our new management team is eager to accelerate our global market initiatives and capitalize on growing opportunities in the fiber optic components and fiber-to-the-home markets. We wish to congratulate David Jenkins and Terry Basehore on their promotions which recognize their outstanding performance and dedication. As a team, we look forward to working diligently to advance OCP’s position as a globally competitive supplier.”

About Optical Communication Products, Inc. (OCP)

Founded in 1991, OCP designs, manufactures and sells a comprehensive line of fiber optic components for metropolitan, local area and fiber-to-the-home networks. Its global speed-to-market strategy calls for increased international market penetration, fast-paced product development and flexible, turnkey manufacturing capacity. The Company’s product lines include optical transceivers, transmitters and receivers. For more information, visit OCP’s web site at www.OCP-inc.com or Investor Digest at www.globalprovince.com/ocpiindex.htm.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include (A) factors relating to the Company and the fiber optic communications industry, such as (i) the risk that our customers are unable to reduce their inventory levels in the near-term and (ii) the risk that we are unable to diversify and increase our customer base; (B) factors relating to the acquisition of GigaComm, such as (i) the possibility that the anticipated benefits from the acquisition cannot be fully realized, (ii) our ability to successfully

Optical Communication Products, Inc.

December 14, 2006

integrate the operations of GigaComm with those of OCP, and the possibility that costs or difficulties related to the integration will be greater than expected, (iii) our ability to implement future business and acquisition strategies, and (iv) our ability to retain personnel of GigaComm; (C) factors relating to our manufacturing contract with SAE Magnetics, such as the possibility that the expected benefits from that contract will not be fully realized or will be delayed, and (D) factors relating to doing business in Taiwan and The People's Republic of China, such as, but not limited to (i) risks relating to political and diplomatic issues between Taiwan and The People's Republic of China, (ii) difficulty of managing global operations, including staffing and managing foreign operations, (iii) differing labor regulations, and (iv) foreign currency risk. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Mr. Frederic T. Boyer

Senior Vice President and CFO

(818) 251-7220

FBoyer@ocp-inc.com

# # #